News Release

For:      VersaCOM International, Inc.

Date:     July 17, 2001

Contact:  Arnold Hoffman
          Vice President, Marketing
          (800) 531-1577 ext. 254

     VersaCOM International, Inc. Files Form 8-K with SEC

Company Settles Shareholder Claim and Takes Actions that May Increase Shareholder Value.

(BOCA RATON, FL): July 17, VersaCOM International, Inc. (OTCBB: VERCE) files Current Form 8-K with Securities and Exchange Commission (SEC) defining terms of settlement of a legal action filed by one of its principal shareholders. In the settlement dated July 16, 2001, VersaCOM agreed to pay the shareholder for various consulting services, the sum of $400,000 as final settlement of the claim. Payment will be made in installments with final payment not due until February 15, 2002. The payments are guaranteed by a security interest in various assets of VersaCOM.

In the settlement, VersaCOM agreed to cancel 3,050,000 shares of VersaCOM's common stock that were issued to certain consultants under a S-8 Registration Statement filed with the SEC on March 30, 2001.

Removing approximately 27 percent of the outstanding shares from the available shares may more realistically reflect the true worth of VersaCOM. "We feel the shares of VersaCOM have been significantly undervalued in the market, thus injuring shareholders that have placed considerable faith in the company's strategy," said Chief Executive Officer and President, Fred A. Schwartz. "The company continues to grow, both from its strategy of industry consolidation and organic growth, adds VersaCOM Chairman of the Board, John Kaiser.

VersaCOM International, Inc. is a Boca Raton, Florida based full-service provider of telecommunications systems, data networks and related products and services throughout the United States. In addition to designing, distributing, installing and programming telecommunications and data systems, VersaCOM offers cabling, training, product customization and 24 x 7 customer support and maintenance. VersaCOM also markets local and long distance communications services as an authorized BellSouth partner and a reseller for Cable and Wireless. Lastly, VersaCOM's technicians and engineers provide on-site system/network administration and other technical support. VersaCOM specializes in providing voice and data solutions to companies with more than one business location. These companies have special needs for consistent, responsive services.

VersaCOM International, Inc. was incorporated in Florida in January 1999. In addition to the corporate headquarters in Boca Raton, the company has regional operations in the Baltimore-Washington metropolitan area and the New York-New Jersey metropolitan area, Winter Garden, FL serving Orlando and central Florida and southern Maine serving the New England states. It also employs a Vice President of Marketing in Southern California. For more information on VersaCOM International's products and services, please see their web site at: www.versacominc.com

This press release contains forward-looking statements. The words "estimate," "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject too risks and uncertainties, some which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.
                         Arnold Hoffman
                     800.531.1577 ext. 254
                  ahoffman@versacominc.com